                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               Markel Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               Markel Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                           [LOGO] Markel Corporation

                   Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

   Notice is hereby given that the 2002 Annual Meeting of Shareholders of Markel Corporation (the "Company") will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Tuesday, May 21, 2002, starting at 4:30 p.m.

   The purposes for which the meeting is being held are:

      1. To elect a Board of Directors consisting of 9 persons to serve for the ensuing year;

      2. To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002; and

      3. To transact such other business as may properly come before the meeting.

   It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

   A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2001 is being mailed to you with this Notice and the Proxy Statement.

   You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          Secretary

March 27, 2002

[LOGO] Markel Corporation

                            4521 Highwoods Parkway
                          Glen Allen, Virginia 23060

                               -----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 2002

                               -----------------

   The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held May 21, 2002, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 27, 2002. The Board of Directors has fixed the close of business on March 18, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, no par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,822,554 shares of Common Stock were outstanding and entitled to vote at the meeting.

   If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

   The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

March 27, 2002

                            PRINCIPAL SHAREHOLDERS

   The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 15, 2002, except as otherwise noted, by (i) each director; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and executive officers as a group. For purposes of this table, "beneficial ownership" includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                       Common
      Name                                             Stock       Percent
      ----                                            ---------    -------
      Alan I. Kirshner...............................    67,431(a)      *
      Anthony F. Markel..............................   372,104(b)   3.79%
      Steven A. Markel...............................   559,780(c)   5.70%
      Darrell D. Martin..............................    59,318(d)      *
      Thomas S. Gayner...............................    26,069(e)      *
      Mark J. Byrne..................................    15,311(f)      *
      Douglas C. Eby.................................     5,906         *
      Leslie A. Grandis..............................    19,114(g)      *
      Stewart M. Kasen...............................    11,550         *
      Gary L. Markel.................................   356,369(h)   3.63%
      Jeremy D. Cooke................................     8,078(i)      *
      Paul W. Springman..............................    18,796(j)      *
      All directors and executive officers as a group 1,495,981(k)  15.21%
      Robert E. Torray & Co., Inc....................   790,175(l)   8.05%
       Torray Corp.
       Robert E. Torray
       6610 Rockledge Drive, Suite 450
       Bethesda, MD 20817
      Ariel Capital Management, Inc..................   743,275(m)   7.57%
       John W. Rogers, Jr.
       200 E. Randolph Drive, Suite 2900
       Chicago, IL 60601

--------
*  Less than 1% of class.
(a) Includes 230 shares held by Mr. Kirshner's wife as to which he disclaims beneficial ownership.

(b) Includes 57,483 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,657 shares held as trustee for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.

(c) Mr. Steven A. Markel's business address is 4521 Highwoods Parkway, Glen Allen, VA 23060. Includes 86,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 23,935 shares held as co-trustee for the benefit of Mr. Kirshner's children, 23,845 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children, 4,040 shares owned by Mr. Steven A. Markel's children and 18,000 shares held as trustee under a trust for non-employee directors under the Company's

   1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership. Includes 2,600 shares held by a charitable remainder trust for which Mr. Steven A. Markel is a co-trustee and in which he and his wife retain a partial interest. Mr. Markel does not have investment or voting control over any Markel shares held in the trust and accordingly he disclaims beneficial ownership as to these shares.

(d) Includes 10,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2001. Includes 3,500 shares held by Mr. Martin's wife as to which shares he disclaims beneficial ownership.

(e) Includes 3,500 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2001. Includes 447 shares held as trustee for the benefit of his wife.

(f) Includes 15,241 shares owned by a corporation as to which Mr. Byrne has voting or dispositive power but as to which he disclaims beneficial ownership.

(g) Includes 525 shares held by Mr. Grandis' wife as to which shares he disclaims beneficial ownership.

(h) Includes 23,845 shares held as co-trustee with Mr. Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 321,030 shares held by the Markel Family Limited Partnership. Mr. Gary L. Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 2,444 shares held in trust for his child and for which Mr. Gary L. Markel is trustee and partial beneficiary. Includes 2,850 shares held as trustee for the benefit of his child.
(i) Includes 4,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2001.
(j) Includes 1,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2001. Includes 200 shares held by Mr. Springman's wife as to which he disclaims beneficial ownership.
(k) Includes 18,500 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2001. Includes 190,349 shares as to which beneficial ownership is disclaimed.
(l) Based upon an Amended Schedule 13G filed by the named individual and entities on February 14, 2002. Robert E. Torray & Co., Inc. has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer, Mr. Douglas C. Eby, President of Robert E. Torray & Co., Inc., exercises no voting or investment control over these Markel shares.
(m) Based upon an Amended Schedule 13G filed by the named individual and entity on January 23, 2002.

                             ELECTION OF DIRECTORS

Nominees

   A board of nine directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company's Board of Directors presently consists of the nine directors who are named below as nominees and Mr. Byrne who is retiring from the Board.

   Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table as of December 31, 2001.

   It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

   Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, the nine nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

                   Name, Age, Positions with the Company or Principal Occupation                      Director
                            for Past Five Years, and Other Information                                 Since
                   -------------------------------------------------------------                      --------
ALAN I. KIRSHNER, 66.................................................................................   1978
  Chairman of the Board of Directors and Chief Executive Officer since September 1986. President from 1979 to March 1992.
ANTHONY F. MARKEL, 59................................................................................   1978
  President and Chief Operating Officer since March 1992. Executive Vice President from 1979 to
  March 1992. Director of Open Plan Systems, Inc.; Hilb, Rogal and Hamilton Company.
STEVEN A. MARKEL, 53.................................................................................   1978
  Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive Vice
  President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.
DARRELL D. MARTIN, 53................................................................................   1991
  Executive Vice President and Chief Financial Officer since March 1992. Chief Financial Officer since 1988.
THOMAS S. GAYNER, 40.................................................................................   1998
  Chief Investment Officer since January 2001. Vice President, Equity Investments from May 1995 to
  December 2000. President, Markel Gayner Asset Management Corporation, an investment advisory subsidiary of the Company, since December 1990.
DOUGLAS C. EBY, 42...................................................................................   2001
  President of Robert E. Torray & Co. Inc., an independent money management firm located in
  Bethesda, Maryland. Vice President of The Torray Fund, an investment fund managed by Robert E.
  Torray & Co. Inc.
LESLIE A. GRANDIS, 57................................................................................   1987
  Secretary since February 1989. Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of Cornerstone Realty Income Trust, Inc.; CSX Trade Receivables Corporation.

                    Name, Age, Positions with the Company or Principal Occupation                       Director
                             for Past Five Years, and Other Information                                  Since
                    -------------------------------------------------------------                       --------
STEWART M. KASEN, 62...................................................................................   1987
  President, Schwarzschild Jewelers, Richmond, Virginia, since September 2001. Private investor from
  October 1999 to August 2001. Chairman, President and Chief Executive Officer of Factory Card
  Outlet Corp. from May 1998 to October 1999; Factory Card Outlet filed a petition for bankruptcy on
  March 23, 1999. Private Investor from 1996 to 1998. Director of K2 Inc.; Department 56, Inc.; and
  The Singer Companies.
GARY L. MARKEL, 55.....................................................................................   1978
  President, Gary Markel & Associates, Inc., St. Petersburg, Florida, an independent insurance agency since December 1984. President, Gary Markel Surplus Lines Brokerage, Inc.

Committees of the Board of Directors

   The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

   Audit Committee members for 2001 included Mr. Kasen, Mr. Grandis and Mr. Eby (since May 2001) with Mr. Kasen serving as Chairman. Compensation Committee members during 2001 were Mr. Kasen (Chairman), Mr. Byrne and Mr. Gary Markel. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as defined in the applicable listing standards of the New York Stock Exchange.

   During 2001 the Board of Directors held four regular and two special meetings. There were six meetings of the Audit Committee and two meetings of the Compensation Committee during 2001.

Compensation of Directors

   Each non-employee director other than Mr. Byrne received for services as a director during 2001 an annual fee of $10,000, plus $1,250 for each regular director's meeting attended and reimbursement of expenses incurred in connection with attending meetings. Mr. Byrne received no compensation for service as a director but received reimbursement for expenses. Committee members received a fee of $1,250 for each committee meeting attended on a day other than a regularly scheduled board meeting. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company's Employee Stock Purchase and Bonus Plan (the "Stock Plan"). Under this plan amounts specified by a director are withheld from a director's fees and forwarded to an independent administrator who purchases shares of the Company's Common Stock on behalf of the director participant. In addition the Company provides a "bonus" of one share for every ten share (20 share if a Company loan is made) net increase in shares owned under the plan in a calendar year. Mr. Eby also participated in the Stock Plan during 2001, purchasing 137 shares for approximately $25,500 and received 14 bonus shares worth approximately $2,588 at the time of the award. The Company also offers loans to all employees and non-employee directors to facilitate the purchase of shares under this plan. Messrs. Kasen and Grandis availed themselves of this opportunity during 1997 and Mr. Eby did so in 2001. See "Certain Transactions."

Non-employee Director Stock Option Plan

   In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company's Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of Common Stock upon exercise of options. At December 31, 1999, three non-employee directors had exercised options and deferred receipt of shares under the Directors Plan.

Family Relationships

   Anthony F. Markel and Gary L. Markel are brothers, and Steven A. Markel is their first cousin.

                            EXECUTIVE COMPENSATION

   The following table provides compensation information for the Company's Chief Executive Officer and all other executive officers. Mr. Cooke, Mr. Springman and Mr. Gayner became executive officers for 2000.

                       SUMMARY COMPENSATION TABLE(1),(2)

                                             Annual Compensation
                                            -------------------    Other Annual       All Other
     Name and Principal Position       Year Salary ($) Bonus ($)   Compensation  Compensation ($)(3)
     ---------------------------       ---- ---------- ---------   ------------  -------------------
Alan I. Kirshner...................... 2001  $395,000  $      0            --         $133,417
 Chairman and CEO                      2000  $395,000  $158,000            --         $149,300
                                       1999  $375,000  $262,500            --         $145,024
Anthony F. Markel..................... 2001  $395,000  $      0            --         $118,819
 President and COO                     2000  $395,000  $158,000            --         $110,872
                                       1999  $375,000  $262,500            --         $100,562
Steven A. Markel...................... 2001  $395,000  $      0            --         $ 91,981
 Vice Chairman                         2000  $395,000  $158,000            --         $ 86,094
                                       1999  $375,000  $262,500            --         $ 78,224
Darrell D. Martin..................... 2001  $320,000  $      0            --         $ 45,589
 Executive Vice President and CFO      2000  $320,000  $128,000            --         $ 58,148
                                       1999  $275,000  $192,500            --         $ 49,114
Jeremy D. Cooke....................... 2001  $401,583  $207,375      $593,853(4)      $ 23,514
 President, Markel International, Ltd. 2000  $358,833  $197,500      $617,982(4)      $ 26,920
Paul W. Springman..................... 2001  $315,000  $167,000            --         $ 74,284
 President, Markel North America       2000  $300,000  $369,200      $ 87,531(5)      $ 24,415
Thomas S. Gayner...................... 2001  $225,000  $320,278(6)         --         $ 27,602
 Chief Investment Officer              2000  $200,000  $267,146(6)         --         $ 28,553

--------
(1) In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of executive officers or directors. This table also excludes for each executive officer the value of perquisites if they do not exceed the lesser of $50,000 or 10% of bonus and salary for such executive officer.
(2) At December 31, 2001 Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner held restricted bonus shares received in connection with the Company's 1998 stock loan plan. The number of shares held and their value at December 31, 2001 was 73 and $13,074; 17 and $3,113; 11 and $ 1,961; 19 and $3,384, for
    Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner, respectively. If dividends were paid on shares of Common Stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the near future.
(3) Amounts shown in this column include the Company's contributions under the Company's Retirement Savings (401k) Plan in the amount of $15,300 for each executive. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $118,117 for Mr. Kirshner, $103,519 for Anthony Markel and $76,681 for Steven Markel pursuant to Employment Agreements which provide for deferred compensation and earnings thereon. Includes for Mr. Martin, Mr. Cooke, Mr. Springman and Mr. Gayner, $30,289, $8,214, $8,984 and $9,802, respectively, representing the difference between the interest rate charged on loans made to them under the Company's stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). Includes $50,000 for Mr. Springman and $2,500 for Mr. Gayner representing the value of bonus shares awarded in 2001 in connection with new stock loans in 2001. See "Certain Transactions." In accordance with applicable rules the information in this footnote relates only to 2001.
(4) Includes $345,765 and $194,209 in 2001 and $364,037 and $193,457 in 2000
    for tax equalization payments and foreign housing allowance, respectively, related to Mr. Cooke's overseas assignment. The Company is entitled to a repayment from Mr. Cooke pursuant to tax equalization agreements with him when his calendar year tax returns are completed and filed and these amounts will be reported as a reduction in this footnote in the year in which repayments are received. See "Certain Transaction--Other Transactions."
(5) Represents relocation expenses reimbursed by the Company during 2000.
(6) Includes bonus derived from the revenues of Markel Gayner Asset Management Corporation, an investment advisory subsidiary of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Messrs. Kasen, Byrne and Gary Markel are members of the Compensation Committee of which Mr. Kasen is Chairman. The Compensation Committee has responsibility for establishing and reviewing the compensation of the Chairman and CEO, the Vice-Chairman, the President and the Executive Vice President & Chief Financial Officer ("Senior Executive Officers"), and administering the 1993 Incentive Stock Plan. Compensation for other executive officers is recommended by the Vice-Chairman and President.

   The Company's compensation packages for Senior Executive Officers for 2001 consisted of base salary, annual performance based bonuses, contributions to retirement plans and in the case of Messrs. Kirshner, Anthony Markel and Steven Markel, deferred compensation benefits.

   In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure. Annual base salaries for Senior Executive Officers were set at $395,000 ($320,000 for Mr. Martin) effective as of January 1, 2000 and have not been adjusted since that date. In establishing salaries, including Mr. Kirshner's salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company's operating performance.

   In addition to base salary, the Company has approved a bonus plan for Senior Executive Officers in which cash bonuses are paid based on increases in the book value of the Company's Common Stock (the "Executive Bonus Plan"). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices. Bonuses for other executive officers are based primarily on underwriting results of the operations reporting to them for operational officers and investment results and advisory fee income for the chief investment officer. In all cases at least a portion of the bonus is based on the Company's five-year compound growth in book value.

Bonus Plan For Senior Executive Officers

   Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock as set forth in the following table.

                 5 Year Average Compound Growth    Bonus as %
                In Adjusted Book Value Per Share of Base Salary
                -------------------------------- --------------
                           Under 15%                   0%
                              15%                     25%
                              16%                     40%
                              17%                     55%
                              18%                     70%
                              19%                     85%
                              20%                    100%
                              21%                    115%
                              22%                    130%
                              23%                    145%
                              24%                    160%
                              25%                    175%
                           Over 25%              Discretionary

   The five-year average compound growth in adjusted book value per share for 2001 was 9% and accordingly no bonus was earned under the Executive Bonus Plan.

   For purposes of this plan, book value calculations are adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

   The Committee has not historically made annual stock option grants to executive officers but has made grants from time to time to attract new officers.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the U.S. compensation to be paid to any executive officer during the fiscal year ending December 31, 2002 will exceed the limit. The Committee will continue to monitor the impact of the
Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee's objectives for management compensation.

                     MEMBERS OF THE COMPENSATION COMMITTEE

           Stewart M. Kasen, Chairman, Gary L. Markel, Mark J. Byrne

Performance Graph

   The following graph compares the cumulative total return (based on share price) on the Company's Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                    [CHART]

                                             1996 1997 1998 1999 2000 2001
                                             ---- ---- ---- ---- ---- ----
     Markel Corporation..................... 100  173  201  172  201  200
     S&P 500................................ 100  133  171  208  189  166
     Dow Jones Property & Casualty Insurance 100  141  134   99  162  156

--------
* $100 invested on 12/31/96 in stock or index--including reinvestment of dividends. Fiscal years ending December 31.

Employment Agreements

   The Company has entered into employment agreements with Mr. Kirshner and Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive's employment without cause. The agreements provide for a base annual salary, currently $395,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company's proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive's death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company's obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors, and certain additional benefits.

   The employment agreements also provide each executive with a deferred compensation benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive's base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The deferred compensation benefit is payable at a time elected by the executive upon at least six month's advance notice or failing an election upon the executive's death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2001, are included in the Summary Compensation Table in the "All Other Compensation" column.

   The Company has entered into a similar agreement with Mr. Martin at a current annual base salary of $320,000. The agreement with Mr. Martin does not provide for deferred compensation benefits.

   The Company has an understanding with Mr. Cooke set forth in a memorandum dated August 16, 2000, concerning the terms of his employment. The understanding reflects a commitment on Mr. Cooke's part to serve until at least August 2003 and provide at least nine months notice if he does not intend to serve beyond that date. The Company will provide 12 months notice of termination except in the case of termination for cause. The understanding also provides for a base annual salary, currently $414,750, a guaranteed bonus of 50% of salary for 2000 and 2001, payment by the Company of housing costs for Mr. Cooke in the U.K., a tax equalization agreement to reimburse Mr. Cooke for potential adverse tax consequences of his overseas assignment, and certain additional benefits.

Certain Transactions

  Loan Program

   In order to encourage employee and director share ownership, the Company's Stock Plan includes a loan program component available to all employees and non-employee directors to facilitate the purchase of shares of the Company's Common Stock (the "Loan Program"). The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased through the Loan Program. In 1998, an additional restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. In 2000, the Loan Program was further amended to eliminate the restricted share award feature on a prospective basis and instead to provide for an incentive payment if the Company's growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

   The incentive payment is based on a five-year compound annual growth in book value ("Company Incentive Payment") as follows:

         5 year Average Compound Annual        Company Incentive Payment
     Growth in Adjusted Book Value Per Share as % of Original Loan Balance
     --------------------------------------- -----------------------------
                    Under 15%                               0%
                       15%                               1.25%
                       16%                                2.0%
                       17%                               2.75%
                       18%                                3.5%
                       19%                               4.25%
                       20%                                  5%
                       21%                               5.75%
                       22%                                6.5%
                       23%                               7.25%
                       24%                                8.0%
                       25%                               8.75%
                    Over 25%                         Discretionary

   For these purposes, book value will be calculated in the same manner as the Company's Bonus Plan for Executive Officers. This means book value will be adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

   The five-year average compound growth in adjusted book value per share for 2001 was 9% and accordingly no Company Incentive Payment was made under the Loan Program.

   One-half of the calculated annual incentive payment will be applied to a participant's outstanding indebtedness to reduce the amount of the required balloon payment or the loan balance and one-half of the calculated annual incentive payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the participant by March 31 of a given year. If a loan commitment is received on or before July 1 of a year, a participant will be eligible for one-half of the applicable incentive payment, if any, for the year in which the loan is made.

   Messrs. Springman and Gayner participated in the Loan Program in 2001, borrowing $1,000,000 and $50,000, respectively. They received bonus share awards of 274 and 14 shares, respectively. The value of the bonus shares awarded to Mr. Springman and Mr. Gayner is included in the "All Other Compensation" column of the Summary Compensation Table.

   Messrs. Kasen and Grandis, non-employee directors, participated in the Loan Program in 1997, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000. Mr. Eby participated in the Loan Program during 2001, borrowing $1,000,000 to purchase 5,494 shares. Mr. Eby received 275 bonus shares valued at $50,000 in connection with this purchase.

   All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Cooke, Gayner, Martin, Springman and Eby and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee's termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company's prior consent.

   The largest aggregate amount of principal and interest outstanding during 2001 on stock loans made to the named executive officers and directors was as follows: Jeremy D. Cooke--$251,722; Douglas C. Eby--$1,022,500; Thomas S. Gayner--$314,759; Leslie A. Grandis--$404,263; Stewart M. Kasen--$404,263;
Darrell D. Martin--$928,224; Paul W. Springman--$1,164,545.

Other Transactions

   In April 2000 the Company made a loan to Mr. Kirshner in the amount of $859,000. This loan was made to induce Mr. Kirshner to agree to a restructuring of the supplemental retirement benefit accrued under his employment agreement. Had Mr. Kirshner not agreed to such a restructuring, approximately $660,000 would have been non-deductible compensation expense to the Company. The loan to Mr. Kirshner is in the form of a demand note which bears interest at 8% per annum, the same rate at which interest accrues on the deferred compensation benefits payable to Mr. Kirshner. It is expected that Mr. Kirshner will repay the note over time as distributions are made of the deferred compensation benefits. The largest aggregate amount of principal and interest outstanding on this loan during 2001 was $763,490. At December 31, 2001 the loan balance was $500,490.

   During 2001 the Company paid Mr. Cooke $91,833 more than amounts due. This amount was reimbursed, without interest, out of Mr. Cooke's 2001 bonus paid in March 2002. In addition, in connection with tax equalization agreements, Mr. Cooke became obligated to reimburse the Company $67,313 during 2001. This amount was paid by Mr. Cooke in February 2002.

   The Company owns a 1/8th interest in Dominion Citation Group, L.C. ("Dominion"), a limited liability company formed to own and operate a private aircraft. The Company's initial investment in Dominion was approximately $160,000. Steven Markel and Anthony Markel also purchased individually 1/8th interests in Dominion on the same terms as those afforded to the Company. In May of 1999 Mr. Kirshner also purchased a 1/8th interest in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market. In November 2001, Dominion repurchased Mr. Anthony Markel's interest for $164,000.

   McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

   The Company has outstanding options under the 1986 Stock Option Plan which expired on November 3, 1996. As of January 31, 2001, 99,000 shares were available for issuance under the 1993 Incentive Stock Plan. It is the Company's current policy to use option and other stock award plans sparingly. No options or other awards were granted to executive officers during 2001.

   The following table provides information, as of December 31, 2001, concerning options held by the individuals included in the Summary Compensation Table.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR -END OPTION VALUES

                                         Number of Securities      Value of Unexercised
                    Shares              Underlying Unexercised    In-the-Money Options at
                   Acquired    Value     Options at FY-End (#)         FY-End ($)(2)
                  on Exercise Realized ------------------------- -------------------------
Name                  (#)      ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
----              ----------- -------- ----------- ------------- ----------- -------------
Jeremy D. Cooke..       --         --     4,000        1,000        370,600     92,650
Thomas S. Gayner.      500     76,625     3,500           --        501,900         --
Darrell D. Martin       --         --    10,000           --      1,379,000         --
Paul W. Springman    1,000    138,250     1,000           --        143,400         --

--------
(1) Difference between fair market value and exercise price on date of exercise.
(2) Difference between fair market value and exercise price at fiscal year end.

Compensation Committee Interlocks And Insider Participation

   As noted earlier, the members of the Compensation Committee are Messrs. Kasen, Byrne and Gary Markel. Mr. Kasen participated in the Company's Loan Program during 1997 and as a result had indebtedness outstanding to the Company at December 31, 2001 of $353,635. See "Certain Transactions--Loan Program."

   Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company. During 2001, the Company paid $610,065 in commissions to those entities. In addition, Gary Markel Surplus Lines Brokerage, Inc. placed certain insurance coverages on behalf of the Company and received $237,285 in commissions from independent insurance carriers in connection with such placements.

                             SELECTION OF AUDITORS

   KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG LLP the selection of other independent auditors will be considered by the Board of Directors.

Report of the Audit Committee

   The Audit Committee acts under a written charter adopted by the Board of Directors. The Committee's primary function is to assist the Board of Directors in its oversight of the Company's financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company's financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

   In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

   The members of the Audit Committee are not experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that the Company's financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company's financial statements by KPMG LLP has been carried out in accordance with generally accepted auditing standards.

                        MEMBERS OF THE AUDIT COMMITTEE

         Stewart M. Kasen, Chairman, Douglas C. Eby, Leslie A. Grandis

Audit Fees

   The aggregate fees billed to the Company in 2001 by KPMG LLP for audit services, including (i) actuarial audit support, (ii) subsidiary statutory audits and (iii) reviews of the consolidated financial statements included in the Company's Forms 10-Q and 10-K, were $2,103,602.

All Other Fees

   The aggregate fees billed to the Company during 2001 by KPMG LLP for all non-audit services were $841,414, consisting of $219,413 in audit related fees and $622,001 in non-audit fees. Audit related services consisted of services related to SEC registration statements and filings and employee benefit plan audits. Non-audit related services consisted of tax consulting services, consulting services regarding the organization of the information technology function in the UK, pension consulting services in the UK, and executive tax services. None of the services provided by KPMG LLP consisted of financial information systems design or implementation services.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

                    SHAREHOLDER PROPOSALS FOR NEXT MEETING

   Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than November 27, 2002 in order for the proposal to be included in the Company's proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

   For shareholder proposals not included in the Company's proxy statement for the 2003 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 10, 2003 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

                                          By Order of the Board of Directors

                                          Leslie A. Grandis
                                          Secretary

March 27, 2002

                          -- FOLD AND DETACH HERE --


                              MARKEL CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2002

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 27, 2002 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven
A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 18, 2002, at the Annual Meeting of Shareholders to be held on May 21, 2002, and any adjournment thereof.

    The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

(1) Election of Directors
    [_] FOR all nominees listed           [_] WITHHOLD AUTHORITY to vote for all
    (except as indicated to the contrary)     nominees listed

    Nominees: Douglas C. Eby, Thomas S. Gayner, Leslie A. Grandis, Stewart
    M. Kasen, Alan I. Kirshner, Anthony F. Markel, Gary L. Markel, Steven A. Markel, Darrell D. Martin

    (INSTRUCTION: To withhold authority to vote for any individual nominee writes the nominee's name on the line provided below.)

                 ---------------------------------------------

                  (Please date and sign on the reserve side)

                          - FOLD AND DETACH HERE -


(2) To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 2002.
       [_] FOR                  [_] AGAINST                  [_] ABSTAIN

(3) In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                      Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                                      Signature:
                                      __________________________________________


                                      Dated:
                                      ____________________________________, 2002
                                      PLEASE COMPLETE, DATE, SIGN AND RETURN
                                      THIS PROXY PROMPTLY IN THE ACCOMPANYING
                                      ENVELOPE.

                                      2